Exhibit 99.2

Trex Company

Second Quarter 2023 Earnings Conference Call

Monday, July 31, 2023, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brad McDonald - Chief Accounting Officer

Kara Strosnider - Director, Financial Planning & Analysis

Amy Fernandez - Vice President, General Counsel

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon, everyone, and welcome to the Trex Company Second Quarter 2023 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” and then “1” on your telephone keypad, to withdraw your question, you may press “*” and “2.” Please also note today’s event is being recorded.

At this time, I would like to turn the floor over to Viktoriia Nakhla. Ma’am, please go ahead.

Viktoriia Nakhla

Thank you, Jaime, and thank you, everyone for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, Brad McDonald, Chief Accounting Officer and Kara Strosnider, Director of Financial Planning & Analysis. Joining Bryan, Brad and Kara is Amy Fernandez, Vice President, General Counsel as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the second quarter 2023. This release is available on the company’s website. This conference call is also being webcast and will be available on the Investor Relations page of the company’s website for 30 days.

I would now like to turn the call over to Amy Fernandez. Amy?

Amy Fernandez

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Law. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy. Good evening, and thank you for joining us today to discuss our second quarter 2023 financial and operating results. We’re pleased to report that Trex delivered sales that were significantly above our guidance range, indicating resilient consumer demand for our products and the strength of the outdoor living category. We experienced mid-single-digit growth in channel sell-through despite a small sales decline compared to last year’s record second quarter when the channel was building robust inventories.

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Monday, July 31, 2023, 5:00 PM Eastern

In contrast, despite our strong sales in the first half of the year, we believe the channel remains conservative holding inventory levels below the norm for this time of year. While we remain cautious in our outlook, this performance has certainly improved our confidence in the consumer spending behavior and supports our experience that in challenging economic times, consumers are more inclined to invest in areas that add value and enjoyment to their existing homes, and to trust the Trex brand to consistently add value to their outdoor living spaces. Outdoor living remains the fastest growing category in the repair and remodel sector.

In support of our brand strategy, we continue to make significant investments in decking and railing products at every price point to make it easy for consumers to make the Trex decision, whether they’re trading up from wood decking and railing or building the ultimate outdoor space with high end products like Trex Transcend Lineage or Signature Decking. Across the spectrum, the benefits of low maintenance Trex composite decking and railing coupled with the easy installation of our products offers a compelling value proposition for the Trex brand.

Thanks to our leading distribution network, extensive retail presence and top-notch dealers in the pro channel, Trex is the most widely available and purchased decking brand in North America and worldwide repeatedly earning recognition as the brand of choice from consumers and contractors alike.

Our commitment to spending on branding programs and the expansion of our product portfolio are yielding strong returns, as we accelerate the conversion from wood to composite decking and railing, while we’re also supporting the launch of new products at both the entry and high-end parts of the market.

Over the past several quarters, we’ve taken advantage of reduced production levels to implement a series of cost reduction and continuous improvement projects that we could not introduce while our plants were running at full capacity. Specifically, our efforts have centered primarily on driving production optimization and efficiency, line upgrades, energy efficiency and raw material processing improvements. Collectively, these initiatives resulted in a second quarter gross margin of 43.9% compared to Residential gross margin of 41.7% in the ‘22 quarter. This 220-basis point improvement in Residential margin on less than full capacity is indicative of the substantial leverage inherent in the Trex business model.

While we pursue cost reduction and continuous improvement programs to further strengthen our profitability, we also continue to drive innovation through consistent investment in new product development. In the second quarter, we introduced Trex Select T-Rail system, a competitively priced high performance, low maintenance composite rail system that enables us and our channel partners to compete more aggressively at the entry level specifically against vinyl systems. This innovative system expands our existing Trex railing portfolio and is backed by a 25-year limited residential warranty and a 10-year commercial warranty. Consistent with Trex’s legacy of sustainability, components are made from a minimum of 40% recycled materials. We see railing as a growth opportunity that complements our decking portfolio and believe the T-Rail introduction will enable us to meaningfully increase our railing sales by expanding the addressable audience and competing price points not served before by our existing railing lineup.

Early this year, we launched our Signature decking product at the top of our product spectrum, which provides all the benefits of Trex decking with unprecedented aesthetics that mirrors the look and feel of true hardwood decking. We also added two incremental colors to Trex’s Transcend Lineage decking, introduced last year and quickly gaining favor with consumers in the trade.

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Monday, July 31, 2023, 5:00 PM Eastern

We also redesigned our Trex Deck Design Tool, and Online Deck Planner, which provides contractors and consumers with comprehensive digital software for deck planning. In addition to offering 3D renderings using realistic Trex product imagery and collections, the software assists users with budgeting, drafting blueprints for permitting and creating a shopping list for all of the items needed to build a deck. These features make this product ideal for DIYers as well as those working with professional contractors.

Turning now to our capacity expansion. We continue to make progress in the modular construction of our third facility in Little Rock, Arkansas. With its favorable geographic location and proximity to essential raw materials and major transportation hubs, this facility will be our most efficient when it comes online. We expect that production from this plant will enable us to efficiently meet the long-term demand for Trex decking and railing products as well as support other long term growth initiatives. This facility will utilize the latest technology and innovation to minimize our carbon, waste and water footprints, which will drive continued improvement in our sustainability metrics.

We recently published our fifth annual ESG report highlighting our sustainability integration across the company and affirming our commitment to pursue responsible and sustainable growth. We are pleased to announce that in 2022, we initiated a program to divert construction waste and end-of-life Trex decking from landfills providing full circle recycling for Trex decking. While Trex decking from our earliest days remains in use across the country and world, we recognize the need to support future generations who may want to replace their existing composite deck with new Trex decking. This is just one way we’re helping to contribute to a more sustainable future.

As you know, we’re in the midst of a formal search for a new CFO. In the meantime, I’m pleased to call on Brad McDonald, our Chief Accounting Officer, to provide a review of the Q2 financials. Brad.

Brad McDonald

Thank you, Bryan, and good evening. Similar to the previous quarter, my prepared remarks will compare our second quarter 2023 financial performance to the second quarter of 2022, Trex Residential results, given the divestiture of Trex Commercial Products at the end of 2022.

Net sales of $357 million in the quarter exceeded our expectations but declined from $374 million of Residential net sales in last year’s second quarter, due to non-recurrence of the channel inventory build that occurred during the first half of 2022.

Despite reduced capacity utilization on a year-over-year basis, second quarter gross margin of 43.9% increased 220 basis points compared to Residential margin of 41.7% in the prior year period, driven by production optimization and cost savings programs. When we lowered production starting in the second half of 2022, we took the opportunity to prioritize cost savings programs that quickly produce results and yielded benefits in the first half of 2023. We expect these efforts and improvements to continue.

Selling, general and administrative expenses were $52 million, or 14.5% of net sales, in the second quarter of 2023, compared to $37 million, or 10% of Trex Residential net sales, in the second quarter of 2022. The increase was primarily due to personnel-related expenses,

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Monday, July 31, 2023, 5:00 PM Eastern

disposal of certain equipment and expenses related to the exit of our prior corporate headquarters. On a consolidated basis, 2023 second quarter net income was $77 million, or $0.71 per diluted share, compared to $89 million, or $0.79 per diluted share, in the year-ago quarter. Second quarter EBITDA was $117 million, or 32.8% of net sales.

From a year-to-date perspective, net sales for the first half of 2023 totaled $595 million compared to $701 million of Residential net sales in the first six months of 2022. Net income was $118 million, or $1.09 per diluted share, compared to $160 million, or $1.40 diluted share, in the first half of 2022. On a consolidated basis, year-to-date EBITDA was $186 million with an EBITDA margin of 31.2% compared to EBITDA of $235 million with an EBITDA margin of 32.3% in the comparable period last year.

Second quarter operating cash flow was $223 million, as we converted significant working capital into cash from collection of accounts receivables and inventory reduction. Capital expenditures in the quarter were $43 million, primarily related to the build out of the Arkansas facility. Supported by our operating cash flow and continued confidence in our long-term growth opportunity, we repurchased 265,000 shares of Trex stock in the second quarter for $16 million. As of the end of the quarter, 10.5 million shares remain available for repurchase under the program.

I will now cover updates to our market guidance. Our first half results and greater visibility have put us in a position to provide full year revenue guidance. While our confidence in consumer buying trends is improving, we remain cautious. For 2023, we expect revenues of $1.04 billion to $1.06 billion that reflect projected sell-through as we anticipate year-end channel inventories to be below 2022 levels. Third quarter revenues are estimated to be in the range of $280 million to $290 million with fourth quarter results reflecting both lower seasonal demand and channel inventory drawdowns.

Also, we are pleased to increase guidance for our full year EBITDA margin to a range of 28% to 29%, a 200 basis point increase when comparing the new guidance midpoint to the previous guidance midpoint. This guidance includes our expectation that SG&A will be at the higher end of the range of 15% to 16% of net sales. Capital spending is estimated at $145 million to $155 million, an increase due to timing of cash flows related to the Arkansas build out.

Our interest expense guidance is revised to $5 million to $6 million for the year, while depreciation and amortization and our tax rate guidance remains unchanged at $45 million to $47 million and 25% to 26%, respectively.

With that, I’ll now turn the call back to Bryan.

Bryan Fairbanks

Thank you, Brad. Our industry leading brand expanded portfolio of products that appeal to a broad range of consumers and top distribution and sales channel network are essential competitive advantages for Trex that position us to capture the substantial long-term growth opportunities ahead. I appreciate the hard work and dedication of our employees and partners who have contributed tremendously to our company’s success.

Operator, please open the call to questions.

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Monday, July 31, 2023, 5:00 PM Eastern

QUESTION AND ANSWER

Operator

Ladies and gentlemen, at this time, we will begin the question and answer session. To ask a question you may press “*” and then “1” using a touchtone telephone. To withdraw your question you may press “*” and “2.” If you are using a speakerphone, we do ask that you please pick up the handset prior to pressing the keys to ensure the best sound quality. Once again, that is “*” and then “1” to join the question queue.

Our first question today comes from Keith Hughes from Truist. Please go ahead with your question.

Keith Hughes

Thank you. The question is on the implied guide for the fourth quarter. That’s a pretty big reduction. I understand it’s seasonally weaker, but that’s a good bit weaker than what we historically see in past years. Given that sell-through has remained positive, do you anticipate the channel taking down that much inventory at the end of the year or is that what’s driving it down so much?

Bryan Fairbanks

Yes, Keith. That’s exactly what’s driving it down. As you’ll recall, the end of the fourth quarter and into the first quarter our inventory built. And the timing of that inventory build can change from year-to-year. So, we’re expecting with the conservatism in the channel with higher interest rates that the channel will end their inventories below where they were in 2022 and that’s the difference. Now that’s just purely timing. The difference will come back to us in the first quarter and first half of next year.

Keith Hughes

Okay. Are you hearing from your channel partners that this is the stance we’re taking? Or are you just making an assumption based on trends?

Bryan Fairbanks

We are hearing from our channel partners they will continue to be conservative on inventory, especially at the pro-dealer level, little bit less so from a distribution perspective. But we do expect that they’ll take that inventory on a heavier basis into the first quarter.

Keith Hughes

Okay. And one final question on revenue in the quarter. Can you give us idea how much of it was price mix, how much volume in the decline?

Bryan Fairbanks

There’s very little price involved during the first half of this year, maybe 1% of price on average through the first half.

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks, Keith.

Operator

Our next question comes from Tim Wojs from Baird. Please go ahead with your question.

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Monday, July 31, 2023, 5:00 PM Eastern

Tim Wojs

Hey, guys. Nice job. Good afternoon.

Bryan Fairbanks

Thanks.

Tim Wojs

Maybe just to start on the sell-through. If you can maybe parse out what is embedded in the back half guidance around the sell-through.

Bryan Fairbanks

Yes, for the back half, we do expect to have a continued strong third quarter. Historically, third quarter is sequentially lower than second quarter. But as we look at the full year type numbers, I’m expecting roughly flattish on a sell-through basis with prior year. And as I just mentioned with the prior question, that will exclude any normal inventory build that we would have during the December month.

Tim Wojs

Okay. So, if you’re up a little bit from a sell-through basis in the first half, maybe just assuming things are potentially just a touch weaker in the back half on sell-through? Is this the way to think about it?

Bryan Fairbanks

Maybe a touch weaker. If we look at the first quarter, we were down mid-single. Second quarter, we were up mid-single, so roughly flat on a year-to-date basis. And right now, given what we see with the consumer, I don’t see much changing with that over the next 180 days.

Tim Wojs

Okay. Very good. And then on the mix side, have you seen any mix changes within the portfolio, maybe trading down, trading up, how do you think the consumer is reacting to just overall inflation? And has that led to any mix implications with your portfolio?

Bryan Fairbanks

We have not seen any significant mix implications. As you’re aware, we’ve launched both the Signature and Lineage deck boards at the top end of our spectrum to make sure that those customers who are looking for those high-end products are driven by the design and capabilities of those products. So, no issues from a mix perspective.

Tim Wojs

Okay. Great. Good luck in the second half. Take care.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from John Lovallo from UBS. Please go ahead with your question.

John Lovallo

Hey, guys. Thank you for taking my questions as well. If we think about the gross margin in the quarter versus your expectations, can you help us bucket the benefits from maybe volume leverage, cost actions, materials, things of that nature, please?

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Monday, July 31, 2023, 5:00 PM Eastern

Bryan Fairbanks

Yes. So, we’ve talked a little bit about deflation in the past as we are primarily focused on recycled raw materials. It doesn’t move like market commodities due of virgin resin. So, there was just a small amount of deflation within the quarter itself. But by far, the largest driver of it is the continuous improvement projects and teams that we have together and the building momentum of that flywheel as we started to pull down our production in the back half of last year, we were really able to focus more of our engineering and expertise on that cost reduction side. We’ve stabilized the business at this point at running the volume we’re at, at this point. We’re able to drive meaningful improvements through the system.

John Lovallo

Got it. Okay. And then on SG&A, to hit the high end of the 15% to 16%, it would imply something like 17% on average in the second half, looks a little bit elevated on a dollar basis. I guess the question is, I mean, is this really driven by continued brand spend moving into the back half of the year?

Bryan Fairbanks

Yes. You will see a significant increase compared to last year where we pulled back significantly on the brand spend in Q3 and Q4. And we’re seeing the brand spend is working. It’s bringing that consumer through to the channel to buy Trex products.

John Lovallo

Alright. Thank you guys. Thank you, Bryan.

Bryan Fairbanks

Thanks.

Operator

And once again if you would like to ask a question, please press “*” and then “1” on your touchtone telephone. We also ask that in the interest of time, you please limit yourself to one question and a single follow-up.

Our next question comes from Rafe Jadrosich from Bank of America. Please go ahead with your question

Rafe Jadrosich

Great. Thanks for taking my question. Hi. Bryan, just following up on the fourth quarter comment. Can you just help us understand, is that incremental destocking the rest of the year or is that just what’s already happened year-to-date in the channel? In other words, do you expect sell-in to lag sell-through in the fourth quarter of the year?

Bryan Fairbanks

So, last year we did have some restocking at the end of the year. We were successful in getting to the channel inventory targets and we started our early buy program in December and ran through the end of March. This year, as we look at where interest rates are, the desire for the channel to hold inventories later in the cycle as possible, we will not have a program to the same degree that we did in the prior year. So, I wouldn’t really call it incremental destocking. It’s really just a timing of when that inventory is moving into the channel.

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Monday, July 31, 2023, 5:00 PM Eastern

Rafe Jadrosich

Okay. Very helpful. And then just following up on the earlier comments and on SG&A. You’re taking up the percent on a higher sales number. How do we think about that longer term and going into next year?

Bryan Fairbanks

There’s still leverage available to us within SG&A as we grow as an organization. And so, that’s something as part of the value proposition with Trex as we grow that top line, we can leverage the SG&A line. But we are seeing the branding working and pulling people through. And in this economic environment, we don’t know what we’re going to see in the first half of next year. We’ll continue to look at the things that are working to drive people to our channel partners to buy Trex products.

Rafe Jadrosich

Great. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question is from Alex Rygiel from B. Riley FBR. Please go ahead with your question.

Alex Rygiel

Thank you. Nice quarter, gentlemen. Could you quantify the one-time items in the second quarter within the SG&A line?

Bryan Fairbanks

They were minimal. So, there were some moving out from our old headquarters, as well as, some asset write-offs in total. It was about...

Brad McDonald

$1.5 million.

Bryan Fairbanks

Yes, $1.5 million between the two.

Alex Rygiel

Excellent. And then is it possible to estimate the annual savings associated with the other cost reduction efforts or process improvement initiatives?

Bryan Fairbanks

We have not put an exact number on that. I think it’s fair to say that as a management team, we’re highly focused on gross margin and EBITDA margin. We’re looking for continuous improvement in everything that we do. As I mentioned, the flywheel really has kicked in during the second quarter, and we’ll continue to see that. Now, some of that will be offset by lower volumes as we move through the rest of the year is seasonally lower revenue along the way, but it’s something that we’ll continue to focus on. A sizable part of that increase came from those improvement actions.

Alex Rygiel

Thank you very much.

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Monday, July 31, 2023, 5:00 PM Eastern

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Ryan Merkel from William Blair. Please go ahead with your question.

Ryan Merkel

Hey. Good afternoon and congrats on the quarter.

Bryan Fairbanks

Thanks, Ryan.

Ryan Merkel

I wanted to also follow up on the fourth quarter. Can you just quantify the drawdown on inventory? And then is that something that you’ll see in the first quarter? You mentioned it was just delayed.

Bryan Fairbanks

Yes, I estimate that number between $60 million and $80 million. And yes, I would expect to see that move into the first quarter. Now, it’s possible depending upon the desires of the channel that some of that may be in the fourth quarter still. But right now, the expectation is that inventory build portion moves out to the first quarter.

Ryan Merkel

Got it. Okay. And that’s helpful. And then I had a question on second half gross margin. It looks like guidance implies a bit of a step down. Can you just unpack why it’s dipping in the second half? I realize revenues are a little bit less, but is there anything else going on?

Bryan Fairbanks

No, there’s really nothing else that would be going on that would drive that. The revenue drives down. We still do have the fixed cost within the operation, the maintenance activities that we take, indirect labor, those sort of things that don’t all go into inventory. So, we do see a step down. And I’ll remind everybody on the call, the best way to look at Trex is on an annualized basis for gross margin. There will be variances from quarter-to-quarter depending upon our sales volume as well as how much we’re running through our facilities. And we don’t really focus on it as much on a pure quarterly basis but what are we driving on a full year basis for our shareholders.

Ryan Merkel

Got it. Thank you. I’ll pass it on.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Stanley Elliott from Stifel. Please go ahead with your question.

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Monday, July 31, 2023, 5:00 PM Eastern

Stanley Elliott

Hey, everybody. Thank you for the question. Hey, sticking on the margin side, how should we think about the margin split between 3Q and 4Q with the moving parts in the revenue and then also the voluntary destock, it sounds like?

Bryan Fairbanks

Yes. So, I think there’ll be a fairly sizable difference because of the difference in revenue between those. When you look at the third quarter, you’re probably looking at a step down between 300 to 350 basis points and then the difference would fall out in the fourth quarter.

Stanley Elliott

Great, guys. Thanks so much.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Joe Ahlersmeyer from Deutsche Bank. Please go ahead with your question.

Joe Ahlersmeyer

Hey, Bryan. Good evening. Hope you’re doing well.

Bryan Fairbanks

Hi, Joe.

Joe Ahlersmeyer

Hey. If I look at your balance sheet at the end of 2022 when you had the destock and you were running the plants at about $1 billion run rate, you were building finished goods inventory. You carried that into the first quarter. And then it looks like with the upside to the second quarter sales, you sold out of inventory, a $40-$45 million sequential change lower in finished goods inventory. Just curious with the assumptions you’re making in the back half, and I hear you on maybe $60 million to $80 million is pushed from 4Q to 1Q. But what are you planning to do with respect to finished goods inventories? Is that something you’re willing to do again this year? Take that on and carry that with respect to the conservatism in the channel?

Bryan Fairbanks

Yes, we’re absolutely willing to build into the inventory to support the channel, knowing the conservatism is out there. I think we’ve got a really good view of the consumer. And we’ll have, of course, a better view of the new year as we get closer to the end of the year. I don’t see us building to the same level that we were last year. But end of the year does tend to be the highest inventory level historically as we build into early buy.

Joe Ahlersmeyer

And so thinking about how that manifests in margin in the first and second quarter, along with some of the deflation and the improvements you’ve made to the production processes, we should assume, I suppose, that the favorability and profitability would get hung up on the balance sheet considering the second half margin guidance, correct?

Bryan Fairbanks

We haven’t provided any guidance on that. I guess it would depend upon how much of that inventory gets used and in what quarter.

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Monday, July 31, 2023, 5:00 PM Eastern

Joe Ahlersmeyer

Alright. Understood. Good luck. Thanks a lot.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Michael Rehaut from JP Morgan. Please go ahead with your question.

Michael Rehaut

Hi. Good afternoon. Thanks for taking my questions. First, I just wanted to revisit the upside on the second quarter sales, which is obviously well above guidance. If you could parse out the drivers of that upside and also comment on sell-through versus sell-in. How much of the strength was due to better-than-expected sell-through?

Bryan Fairbanks

I would say all of the strength was due to better-than-expected sell-through as we moved into the quarter. And as the quarter moved its way through that sell-through increased. And as we look at the month of July, it’s continuing at an elevated level. But it’s fairly normal in a seasonal business for those peak summer months to be the strongest sell-through periods for us. But I would say the strength of the consumer their desire to continue investing in outdoor spaces and remodeling projects is holding up a little bit better than what we had expected, and we sure hope that continues.

Michael Rehaut

Okay. I appreciate that, Bryan. So, does that mean that embedded in your back half guidance, you’re still expecting sell-through to be positive? Or, I know you said flat for the third quarter, does that reflect any type of deceleration?

Bryan Fairbanks

We’re expecting on a full year basis to be roughly flat.

Michael Rehaut

Okay. Great. And then just secondly on the gross margins, you had some nice upside there as well, and you cited a lot of the continuous improvement projects that are yielding benefits, yielding some fruit. I think earlier you had talked about, if you think about the gross margins that you achieved from like 2016 to 2019, up 42%, you had said that you expect given the lower level of capacity utilization that you have today on a normal basis, you might be below that. Is that still how you feel, given some of the upside perhaps that you’ve seen in the second quarter in terms of the continuous improvement initiatives? Has that changed at all relative to your prior comments?

Bryan Fairbanks

I think there’s a lot of opportunity for us as we continue to go after cost within the organization. Now, how that manifests itself over the long term for gross margin over any specific quarter? There’s a lot of other business decisions that are made as well and business opportunities. So overall, I would expect that you will continue to see us driving for improved gross margins here. But we also know there’s changes to businesses each year and what’s happening with the economy and what our customers need from Trex.

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Monday, July 31, 2023, 5:00 PM Eastern

Michael Rehaut

Great. Thanks.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Jeffrey Stevenson from Loop Capital. Please go ahead with your question.

Jeffrey Stevenson

Hi, thanks for taking my questions today and congrats on the strong quarter. Last earnings call, Bryan, you mentioned that dealer and distributor partners were conservative about sell-through demand expectations this year, given the reduced early buy. I wondered if the channel has become incrementally more optimistic after the strong second quarter demand or whether it’s relatively stable from where things were at that point?

Bryan Fairbanks

Yes, I think it’s fair to say the channel has become more optimistic than where we were. I believe in the last earnings call, I mentioned that I would have been happy to see an additional $30 million to $40 million of inventory in the channel heading into the season. Obviously, that wasn’t there. You see that that came off of our balance sheet to be able to support the marketplace. But yes, our channel partners are definitely feeling the consumer being stronger and the marketing actions that we continue to pursue quite heavily is working in bringing those customers in the door.

Jeffrey Stevenson

Great. No, that’s helpful. And then just wondered if you could talk more about the demand trends you’ve seen in the retail channel. There was some concerns of a potential slowdown after home center flagged a deceleration in large ticket R&R last quarter. I wondered if you saw any sequential change in channel demand.

Bryan Fairbanks

Through the pandemic, the home centers grew more quickly because they were available to be able to sell. We’re maintaining those gains that we’re seeing in the home centers and continuing to do very well from a special order perspective. So, both what’s selling on the shelf, as well as what they’re ordering on a special order basis are at good levels.

Jeffrey Stevenson

Great. Thanks, Bryan

Bryan Fairbanks

Thanks.

Operator

And our next question comes from Phil Ng from Jefferies. Please go ahead with your question.

Phil Ng

Hey, guys. Congrats on a very strong quarter. Bryan, the destock in the channel that you’re calling out, is that all happening in the fourth quarter, because it sounds like sell-out strengthened through July and then implicit in your sales guidance in EBITDA guidance for the full year, does that assume you’re curtailing your inventory to a certain degree in the fourth quarter like ahead of where sell-out is expected to track for the year?

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Monday, July 31, 2023, 5:00 PM Eastern

Bryan Fairbanks

No. We’ll be putting the inventory on our balance sheet. It’… just won’t be turning into revenue. So, we’ll be building it, recognizing that it’s moving into the new year, we’ll need that inventory.

Phil Ng

Okay. That’s helpful. And then from a CAPEX standpoint, it sounds like cap is going to come in closer to the higher end. Some of that timing. Any color on how to think about next year? Is there a pull-forward dynamic of sorts?

Bryan Fairbanks

Now, there’ll be about a $10 million difference. We haven’t provided a number. But I think in the past, we’ve said that we thought next year would be similar to what we saw this year from a total CAPEX perspective.

Phil Ng

Okay. So that’s still a good way to think about it then?

Bryan Fairbanks

Yes.

Phil Ng

Okay. Thank you.

Operator

Our next question comes from Adam Baumgarten from Zelman. Please go ahead with your question.

Adam Baumgarten

Yes, I was just wondering, is the fact that there’s plenty of industry capacity now for the first time in years also playing a role in how distributors order maybe closer when they need the product and stocking up like they did in the past?

Bryan Fairbanks

I’m sure there’s some of that thinking in the marketplace. But I would say probably the bigger issue was the confidence in that end consumer of what they were going to do that nobody wanted to get ahead from an inventory position.

Adam Baumgarten

Okay. Got it. And then just thinking about raw materials as we get into the back half, do you expect more meaningful deflation than you saw in the first half at this point?

Bryan Fairbanks

No. I think HDPE will probably level out where it is. We’ve seen a little bit of benefit there. We just don’t use that much virgin HDPE. We don’t use much in the way of virgin PVC. So while it’s nice, we’re not seeing the cost go up on them like we did for a couple of years. It’s not something that drives a large benefit to us because of our reliance on using recycled polyethylene.

Trex Company

Monday, July 31, 2023, 5:00 PM Eastern

Adam Baumgarten

Okay. Got it. Thanks. Best of luck.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Steven Ramsey from Thompson Research Group. Please go ahead with your question.

Steven Ramsey

Good evening. On the brand spend that’s being effective, what is driving that effectiveness? And is the brand spend in the current times more effective than in the past?

Bryan Fairbanks

Well, we have moved away from a heavy brand spend through the entire pandemic. In the first half of last year, we did get back into roughly a full load of brand spending and then pulled it back significantly as we were restructuring our business to achieve our financial goals and the appropriate market volume that’s out there. We look at each one of the programs that we’re offering from a branding perspective to understand its effectiveness in the market. How does that result in website views? And it’s not just about people going to the overall trex.com. How are they interacting with us? Are they buying samples? Are they looking for a contractor? Are they looking for a retailer to buy that? And we’ve been able to correlate those numbers pretty closely over the years to understand the effectiveness of that marketing spend versus bringing people through the channel and resulting in an end market sale.

Steven Ramsey

Okay, helpful. And then thinking about you having a more robust view than channel partners on the market, the actual results beating your view thinking about channel partners, what is keeping them from buying more? Do you see a catalyst on the horizon that maybe brings them stocking to greater levels heading into 2024?

Bryan Fairbanks

I think if we all see that the consumer is going to hold up to the same level that it did this year and get back to a growth type environment, our channel partners are absolutely going to want to build more inventories into the year, and we’ll make sure that we have appropriate safety stocks here as well to be able to support the channel.

Steven Ramsey

Great. Thank you.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Kurt Yinger from D.A. Davidson. Please go ahead with your question.

Trex Company

Monday, July 31, 2023, 5:00 PM Eastern

Kurt Yinger

Great. Thank you. Bryan, I’m just curious, your thoughts on wood to composite conversion this year. And as you look forward and you think about the accelerated rate of conversion and call it the two years post-pandemic. How confident are you or how are you thinking about the ability to achieve those elevated conversion rates going forward versus maybe falling back to something more normalized that we saw in the 2010s period?

Bryan Fairbanks

So, there was a lot of noise throughout the pandemic, and composites well outgrew and out converted against wood during that time frame. I think the best way to look at it is, I don’t have complete data for this year, but the anecdotal data, I would say, is as we look at over the past three years, we’ve still been converting at about 200 basis points per year. It’s been choppy. One year being really high, the next year being flat, maybe down a little bit. Thus far this year, we are continuing to see positive indicators from the market that conversion is continuing.

Kurt Yinger

Got it. Thanks. And then just one follow-up on capital spending. Could you remind us where you’re at in terms of the total Arkansas spend at this stage? And then if you were to try to estimate like a run rate or normalized capital spending number excluding that what would that look like?

Bryan Fairbanks

Our maintenance CAPEX is going to be roughly 5% revenue. The Little Rock number I think is about $150 million…maybe $170 million.

Kurt Yinger

Got it. Okay. Thanks so much.

Bryan Fairbanks

So, we’ve got a ways to go with that.

Operator

Our next question comes from Matthew Bouley from Barclays. Please go ahead with your question.

Matthew Bouley

Hey. Good evening, everyone. Thanks for taking the questions.

Bryan Fairbanks

Hi, Matt.

Matthew Bouley

So, in terms of the channel inventory, you mentioned that the channel is kind of looking for better visibility or comfort in the consumer to return to more normal ordering patterns. Is that a comment that as we think about 2024, from what you can tell today that maybe we could see a more return to more normal seasonality next year or should we think that what we saw this past year might still be the new normal for the near term?

Bryan Fairbanks

Well, I think the return to normalcy is what we’re all looking for. So, our operations have absolutely stabilized. The channel got used to running with very, very low inventories, high turns, higher margins. And this year, some of that’s normalizing back out again into holding normalized inventories going into the season itself. But that doesn’t completely turn around in one year. So I think we’ll see further normalization next year. I hope it’s completed in 2024, but it may extend out into 2025.

Trex Company

Monday, July 31, 2023, 5:00 PM Eastern

Matthew Bouley

Got it. Okay. That’s helpful. And then previously, you guys had spoken to 100 basis points to 150 basis points of better gross margins on $100 million of higher sales. Obviously, your visibility to margins has progressed here in production for the balance of the year. Is that still a good rule of thumb for us to think about?

Bryan Fairbanks

Yes.

Matthew Bouley

Alright. Thanks, guys. Good luck.

Bryan Fairbanks

Thanks.

Operator

And our next question comes from Reuben Garner from the Benchmark Company. Please go ahead with your question.

Reuben Garner

Thank you. Good evening, everyone and congrats on the strong results. So, first, a clarification. You were previously building for $1 billion production level. Your outlook now is something better than that for revenue. Have you had to add people or lines or anything or will you have to in the second half? And is that baked into the gross margin outlook? Is there some investment in ramping back up or are you able to manage by working using some of your existing inventory?

Bryan Fairbanks

As we get later into the quarter, we did start to add back. It’s not something that we can do overnight, and we’ll add that on as we go through the rest of this year. But it does take time to add those people and lines in.

Reuben Garner

Okay. And then the next question is working capital one. It’s been a use of cash in the first half of the year. I know there were some things going on in the first quarter with you potentially having to build inventory. How do we think about how working capital will play out in the second half of the year?

Bryan Fairbanks

You’ll see that the first quarter accounts receivable balance was all collected in the second quarter. You’ll see the second quarter balance all collected within the third quarter. And then the majority of that receivable balance will turn to cash by the end of the year and a certain amount of that will be offset by higher inventories.

Reuben Garner

Perfect. Thanks, guys. Appreciate it. Good luck going forward.

Trex Company

Monday, July 31, 2023, 5:00 PM Eastern

Bryan Fairbanks

Thanks.

Operator

And ladies and gentlemen, with that, we’ll be concluding today’s question and answer session. I’d like to turn the floor back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thanks for your questions and your attendance on today’s call. We look forward to speaking with many of you through the rest of the quarter. Good evening.

Operator

And with that, ladies and gentlemen, we’ll be concluding today’s conference call and presentation. We thank you for joining. You may now disconnect your lines.

Trex Company

Monday, July 31, 2023, 5:00 PM Eastern